Exhibit (p)(4)

                        Zurich Scudder Investments, Inc.


                     Zurich Scudder Investments Japan, Inc.



                                 CODE OF ETHICS
                                  February 2001

                           Code of Ethics - All Parts

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Distribution: General                                             Date: 12/15/00
Replaces The Code of Ethics from July 2000
Category: Legal
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Preamble
We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

From the time of our Firm's inception, we have looked on our obligations to our clients as fiduciary in nature. Our relationships were to be unencumbered in fact or appearance by conflicts of interest, and the needs of our clients thus represented a benchmark for assessing our own business decisions.

We believe and have always believed that our own long-term business interests are best served by strict adherence to these principles. They are reflected in the following internal policies and prescriptions and are implicit in the judgment that our responsibilities exceed in scope and depth the literal restrictions imposed by law on investor behavior (e.g., the prohibition on use of inside information.).

The rules set forth in this Code have been adopted by Scudder Investments, Inc. ("Scudder ") and certain of its subsidiaries (the "Covered Companies"), including Zurich Scudder Investments Japan, Inc.., Scudder Investor Services, Inc., Distributors, Inc., Scudder Financial Services, Inc., Service Corporation, Scudder Service Corporation, Scudder Trust Company, Scudder Fund Accounting Corporation, and by Scudder -sponsored investment companies as their codes of ethics applicable to Scudder -affiliated personnel.




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Part 1: Conflicts of Interest

This Code does not attempt to spell out all possible cases of conflicts of interest and we believe that members of the organization should be conscious that areas other than personal investment transactions may involve conflicts of interest. One such area would be accepting favors from brokers or other vendors or service providers. We are a natural object of cultivation by firms wishing to do business with us and it is possible that this consideration could impair our objectivity.

A conflict of interest could also occur in securities which have a thin market or are being purchased or sold in volume by any client or clients. Likewise, the purchase of stocks or bonds in anticipation of (1) an upwards change to "Buy" in the price rating, (2) their being added to the Investment Universe with a "Buy" rating, or (3) their being purchased by a large account or group of accounts would clearly be in conflict with our clients' interest.

Other examples of such conflicts would include the purchase or sale of a security by a member of the organization prior to initiating a similar recommendation to a client. Analysts occupy a particularly visible position. It follows that analysts should be particularly careful to avoid the appearance of "jumping the gun" before recommending a change in the rating on one of the stocks for which he or she is responsible.
Accordingly, all personnel are required to adhere to the following rules governing their investment activities. These rules cannot cover all situations which may involve a possible conflict of interest. If an employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a


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

client, that person should disclose the potential conflict to the Legal Department for appropriate consideration, before any transaction is executed.

We are anxious to give every member of the Firm reasonable freedom with respect to his/her own and family's investment activities. Furthermore, we believe that we will be stronger and our product better if the members of the organization have a personal interest in investing and the courage of their convictions with respect to investment decisions. At the same time, in a profession such as ours, it is possible to abuse the trust which has been placed in us and there could be conflicts of interest between our clients and our personal investment activities. In many cases such conflicts might be somewhat theoretical. On the other hand, in a matter of this nature we must be almost as careful of appearances as we are of the actual facts.

Our underlying philosophy has always been to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of the client. When a conflict does occur, an individual in an investment counsel organization must recognize that the client's interests supercede the interests of the Firm' s employees and those of any members of the person's family whom he or she may advise. This condition inevitably places some restriction on freedom of investment for members of the organization and their families.

Personal Transaction Reports are reviewed by designees of the Ethics Committee, who are responsible for determining whether violations have occurred, giving the person involved an opportunity to supply additional information, and recommending appropriate follow-up action including disciplinary measures for late reports or other infractions.



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Part 2: Personal Investments

Definitions
a. Access Person includes officers, directors and employees of covered companies who have access to timely information relating to investment management activities, research and/or client portfolio holdings.

b. Affiliated person letter (407 letter) is a letter from the Legal Department on behalf of Zurich Scudder Investments, Inc. authorizing an employee to open a brokerage account and providing for the direction of duplicate trade confirmations and account statements to the compliance department. All Access Persons must apply for an affiliated person letter for each personal account prior to making any personal trades for the account. Employees who are not deemed Access Persons can obtain an affiliated person letter on request, but that letter will NOT require the direction of duplicate trade confirmations and account statements.
c. Beneficial Interest. You will be considered to have a Beneficial Interest in any investment that is (whether directly or indirectly) held by you, or by others for your benefit (such as custodians, trustees, executors, etc.); held by you as a trustee for members of your immediate family (spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, parents-in-law, children-in-law, siblings-in-law); and held in the name of your spouse, or minor children (including custodians under the Uniform Gifts to Minors Act) or any relative of yours or of your spouse (including an adult child) who is sharing your home, whether or not you supervise such investments. You will also be considered to have a Beneficial Interest in any investment as to which you have a contract, understanding, relationship, agreement or other arrangement that gives you, or any person described above, a present or future benefit substantially equivalent to an ownership interest in that investment. For example, you would be considered to have a Beneficial Interest in the following:

               o an investment held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries;

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

               o an investment held by any partnership in which you are a partner;

               o an investment held by an investment club of which you are a member;

               o an investment held by a personal holding company controlled by you alone or jointly with others.

     If you have any question as to whether you have a Beneficial Interest in an investment, you should review it with the Legal Department.

d.   Covered Company is defined in the Preamble on page 1.

e.   Derivative  includes  options,   futures  contracts,   options  on  futures
     contracts, swaps, caps and the like, where the underlying instrument is a Security, a securities index, a financial indicator, or a precious metal.

f. Employees includes all employees of each of the Covered Companies who do not fall within the definition of Access Person, Investment Personnel or Portfolio Manager.

g.   Initial Public Offering shall include initial offerings in equities.

h. Investment Personnel are traders, analysts, and other employees who work directly with Portfolio Managers in an assistant capacity, as well as those who in the course of their job regularly receive access to client trading activity (this would generally include members of the Investment Operations and Mutual Fund Accounting groups). As those responsible for providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers' recommendations, Investment Personnel occupy a comparably sensitive position, and thus additional rules outlined herein apply to such individuals.

i. Personal Account means an account through which an employee of a Covered Company has a Beneficial Interest in any Security or Derivative.

j. Personal Transaction means an investment transaction in a Security or Derivative in which an employee of a Covered Company has a Beneficial Interest.

k. Portfolio Managers are those employees of a Covered Company entrusted with the direct responsibility and authority to make investment decisions affecting a client. PIC Consultants are included in this definition. In their capacities as fiduciaries, Portfolio Managers occupy a more sensitive position than many members of the Scudder organization because they are originating transactions for their clients.

l. Private Placement is defined as an offering of a security, which is being acquired in connection with an offering not being made to "the public" but to a limited number of investors and which has been deemed not to require registration with the SEC.

m. Reportable Transaction includes any transaction in a Security or Derivative; provided that Reportable Transaction does not include any transaction in (i) direct obligations of the US Government, (ii) banker's acceptance, bank certificates of deposit, commericail paper and high quality short term debt instruments, including repurchase agreements, and
     (iii) open-end investment companies (mutual funds).

n. Security includes without limitation stocks, bonds, debentures, notes, bills and any interest commonly known as a security, and all rights or contracts to purchase or sell a security.

o. Scudder Funds means each registered investment company to which an Adviser renders advisory services, other than funds sponsored by an organization unaffiliated with Scudder.



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

p. Waiver from preclearance exempts certain accounts from the preclearance requirements (provided, except in the case of (ii) below, that no waiver shall be granted for Investment Personnel from the Prior Approval requirements with respect to private placements). An Access Person may receive a certificate of waiver from preclearance under the following circumstances:


               i. Account under the exclusive discretion of an access person's spouse, where the spouse is employed by an investment firm where the spouse is subject to comparable preclearance requirements;


               ii. The account is under the exclusive discretion of an outside money manager; or


               iii. Any other situation where a waiver of preclearance is appropriate.


         A certificate of waiver from preclearance is available at the discretion of the Ethics Committee. All accounts receiving a certificate of waiver from preclearance must still apply for a 407 letter or agree to provide copies of confirmations and statements relating to the waivered accounts to the ZSIJ Compliance Officer within five business days. Transactions occurring in accounts which have obtained a waiver from preclearance are not exempt from the quarterly reporting requirement or annual personal securities holdings reporting requirement.

Specific Rules and Restrictions Applicable to all Employees

The following rules and restrictions are applicable to all Employees (including Access Persons, Investment Personnel and Portfolio Managers):

          a. Every Employee must file by the seventh day of the month following the end of each calendar quarter a confidential Personal Transaction Report for the immediately preceding quarter (Form 1: Quarterly Personal Transaction Report). Each report must set forth every Reportable Transaction for any Personal Account in which the Employee has any Beneficial Interest.


                    In filing the reports for accounts within these rules please note:

                    i. You must file a report every quarter whether or not there were any Reportable Transactions. For every Security listed on the report, the information called for in each column must be completed by all reporting individuals.

                    ii. Reports must show sales, purchases, or other acquisitions, or dispositions, including gifts, exercise of conversion rights and the exercise or sale of subscription rights.

                    iii. Quarterly reports on family and other accounts that are fee-paying firm clients need merely list the Scudder account number under Item #1 of the report; these securities transactions do not have to be itemized.

                    iv. Employees may not purchase securities issued as part of an initial public offering until three business days after the public offering date (i.e., the settlement date), and then only at the prevailing market price. In addition, employees may not participate in new issues of municipal bonds until a CUSIP number has been identified.

          b. Employees are not permitted to serve on the boards of publicly traded companies unless such service is approved in advance by the Ethics Committee or its designee on the basis that it would be consistent with the interests of the Firm. In the case of Investment Personnel service on the board of a public company, it must be consistent with the interests of the Fund with which the Investment Personnel is associated as well as the shareholders of such Fund, and the Investment Personnel must be isolated from


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

               participating in investment decisions relating to that company. See Part 7: Fiduciary and Corporate Activities for further detail on the approval process.
          c.   For  purposes  of  this  Code,  a  prohibition   or   requirement
               applicable to any given person applies also to transactions in securities for any of that person's Personal Accounts, including transactions executed by that person's spouse or relatives living in that person's household, unless such account is specifically exempted from such requirement by the Ethics Committee or its designee.
          d. Employees may not purchase or sell securities on the Restricted List absent a special exception from the Legal Department. Employees may not disclose the identities of issuers on the Restricted List to others outside the firm. Please See Part 3:
               Insider Trading, which is incorporated by reference.
          e. Employees shall submit an Annual Acknowledgement of Obligations Under the Code of Ethics (Form 4).

Specific Rules and Restrictions Applicable to all Access Persons

               a. Access Persons are subject to each of the foregoing rules and restrictions applicable to Employees.
               b. Access Persons may not purchase or sell a "private placement" security without the prior written approval of the Ethics Committee or its designee and, in the case of Portfolio Managers and research analysts, the additional approval of their Supervisor (see Form 3: Special Preclearance Form). Typically, a purchase of a private placement will not be approved where any part of the offering is being acquired by a client.
               c. All Access Persons must disclose promptly to the Ethics Committee or its designee the existence of any Personal Account and must direct their brokers to supply duplicate confirmations of all Reportable Transactions and copies of periodic statements for all such accounts to an individual designated by the Ethics Committee. (Use Form 5: Affiliated Persons Letter). Broker Confirms and Statements. All Access Persons must submit to the ZSIJ Compliance Officer, copies of all confirms and statements relating to transactions covered by the Code within five business days after receiving them. Upon receipt of any confirms or statements, the ZSIJ Compliance Officer will prepare a ZSIJ Employee
                    Trade/Confirm Data Sheet listing each trade and the corresponding trade confirmation reported, and forward it to Carol Beckett. The ZSIJ Compliance officer must preserve all copies of confirmations and account statements that he or she receives in an easily accessible place for a period of six years. These confirmations will be used to check for conflicts of interest by comparing the information on the confirmations against the Firm's pre-clearance records (see sub-section (f) below) and Quarterly Personal Transaction Reports.
               d. All Access Persons are required to "pre-clear" their personal transactions with the Ethics Committee's designee. (Use Form 2: Preclearance Form). If circumstances are such that the Firm lacks the ability to preclear a particular transaction, permission to execute that transaction will not be granted. (Limit orders which have been precleared and placed within this time limit need not be precleared on subsequent days so long as the terms of the order are not changed.) Prior approval is not required for the exercise of rights, the rounding out of fractional shares and receipt of stock dividends or stock splits. Similarly, prior approval is not required for transactions in shares of registered open-end investment companies (except in the case of a Portfolio Manager who wishes to purchase or sell shares of his/her Fund when the Fund is other than a money market fund) and U.S. Government securities transactions. Preclearance Request Forms (and Special Preclearance Request Forms, where applicable) should be faxed to Pat Fiore in the New York office. If preclearance is granted the approved preclearance form will be faxed back to the originating office. In addition, a cc:mail message will be sent to the ZSIJ Compliance Officer (or his designee), with a copy to the relevant employee, as to whether or not preclearance has been granted. The employee then has 24 hours exactly from the time of New York approval to instruct his/her broker as to the transaction.


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

               e. Access Persons may not purchase any Security where the investment rating is upgraded to "Neutral or Buy" (or any Security added to the Investment Universe with a "Neutral or Buy" rating until two weeks after the date of the rating change or addition.
               f. Access Persons may not sell any Security where the investment rating is downgraded to "Neutral or Unattractive" until two weeks after the date of the rating change.
               g. Access Persons may not purchase securities that are added to the PIC Universe until two weeks after the date of the addition.
               h. In the event that an Access Person wishes to trade less than 1 million yen of a Security that has a market capitalization of at least 500 trillion, pre-clearance will be granted absent special circumstances. (However, please note that even trades falling within this de minimus exception must be pre-cleared with the Ethics Committee or its designee.)
               i. No Access Person will receive approval to execute a securities transaction when any client has a pending "buy" or "sell" order in that same (or a related) Security until that order is executed or withdrawn. Examples of related securities include options, warrants, rights, convertible securities and American Depository Receipts, each of which is considered "related" to the Security into which it can be converted or exchanged.
               j. Within 10 days of the commencement of employment (or within 10 days of obtaining Access Person status) all Access Persons must disclose, through use of Form 9, all holdings of Securities and/or Derivatives in which they have a Beneficial Interest (and indicate which of those holdings are private placements). Holdings in direct obligations of the U.S. Government and mutual (i.e., open-end) funds, banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements need not be listed.
               k. Transactions made through an Accumulated Stock Investment Account ("Rui-tow"). Given the automatic nature of these investments, Access Persons who currently purchase securities through a Rui-tow should write a memo setting out the guidelines of such investment (including the amount invested and identification of the particular securities) and send the memo to the ZSIJ Compliance Officer to be kept in their employee file. If, in the future, it should become desirable to modify the terms of their Rui-tow investment (for example, by adding or deleting stocks or increasing or decreasing the yen amount invested), terminate the plan, or if a new Rui-tow account is opened a new memo describing the anticipated changes must be submitted. Any sale of a security held in a Rui-tow must first be submitted for pre-clearance. These transactions must be reported on an employee's Quarterly Personal Security Transaction Report.

Specific Rules and Restrictions Applicable to Investment Personnel

               a. Investment Personnel are subject to each of the foregoing rules and restrictions applicable to Employees and Access Persons.
               b. Investment Personnel are prohibited from profiting from the buying and selling, or selling and buying, of the same (or related) securities within a 60 calendar-day period.
               c. Investment Personnel who hold a privately placed Security of an issuer whose securities are being considered for purchase by a client must disclose to their Supervisor that preexisting interest where they are involved in the consideration of the investment by the client (using Form 3:
                    Special Transaction Preclearance Form). The relevant departmental reviewer must approve the client's purchase of such securities.
               d. Research analysts are required to obtain special preclearance (Form 3: Special Transaction Preclearance Form) and approval from their supervisor prior to purchasing or selling a Security in an industry or country he or she follows.

Specific Rules and Restrictions Applicable to Portfolio Managers

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

               a. Portfolio Managers are subject to each of the foregoing rules and restrictions applicable to Employees, Access Persons and Investment Personnel.

               b. Portfolio Managers may not buy or sell a Security within seven calendar days before and after a portfolio that he or she manages trades in that Security.

               c. When a Portfolio Manager wants to sell from his or her Personal Account securities held by his or her clients, the Portfolio Manager must receive prior written approval from the Ethics Committee or its designee (Using Form 3) before acting for the Personal Account. The Portfolio Manager must explain his or her reasons for selling the securities.

               d. When a Portfolio Manager wants to purchase for a Personal Account a Security eligible for purchase by one of his or her clients, the Portfolio Manager must receive prior written approval from the Ethics Committee or its designee (Using Form 3) before acting for the Personal Account. The Portfolio Manager must explain his or her reasons for purchasing the securities.

               e. A Portfolio Manager may not engage in short sales other than "short sales against the box" for which both Regular and Special Preclearance is required.
         General
               a. Apart from these specific rules, purchases and sales should be arranged in such a way as to avoid any conflict with clients in order to implement the intent of this Code. Any attempt by an employee to do indirectly what this Code is meant to prohibit will be deemed a direct violation of the Code. If there is any doubt whether you may be in conflict with clients, particularly with respect to securities with thin markets, you should check before buying or selling with the Ethics Committee or its designee.
               b. Hardship exceptions may be granted, in the sole discretion of the Ethics Committee or its designee, with respect to certain provisions of this Code in rare instances where unique circumstances exist.
               c. The Ethics Committee or its designee, on behalf of the Firm, will report annually to each Scudder Fund's board of directors concerning material issues arising under the Code, existing procedures and any material changes to those procedures as well as any instances requiring significant remedial action during the past year which relate to that Fund. Such report will be in writing and include any certification required by law.
               d. Access Persons are permitted to maintain Margin Accounts. Nonetheless, sales by Access Persons pursuant to margin calls must be precleared in accordance with standard preclearance procedures.

Excessive Trading

The firm believes that it is appropriate for its members to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of our clients or our firm. Further, it is important that members recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs or numbers of trades), or if conducted during work-time or using firm resources, can give rise to conflicts of a different category such as by distracting time, focus, and energy from our efforts on behalf of our clients or by exceeding a reasonable standard of firm accommodation of members' basic personal needs. Accordingly, personal trading rising to such dimension as to create this possibility is not consistent with the Code of Ethics, should be avoided, may be reported to supervisors and may ultimately not be approved. This provision is consistent with Group policies and with Zurich Basics, which sets out the Group's core values and basic principles.

Disgorgement; Other Penalties

Any profits realized from a transaction that was not precleared or from a transaction that otherwise violates a provision of this Code will be disgorged to an appropriate charity. The Ethics Committee, in its discretion, may waive disgorgement in exceptional circumstances. The Ethics Committee also reserves the right to impose other penalties for violations of the Code, including requiring reversal of a trade, fines, suspension of trading privileges and, under the most serious of violations, termination of employment.


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--------------------------------------------------------------------------------
 Part 3: Insider Trading

Background
----------

The Securities Investment Trust Law and the Securities Investment Company Law of Japan, and the self-regulatory agency, the Japanese Securities Investment Advisors Association, along with U.S. Securities Laws require financial service companies to have in place detailed policies and procedures regarding the management of corporate related insider information. Insider information is any material nonpublic information that a reasonable investor would find relevant to making an investment decision.

To ensure ZSIJ complies with Japanese regulations, U.S. regulations and existing internal Scudder Investments policy, the following policy and procedures have been established.


Definitions
-----------

Material Information - is information that a reasonable investor would find relevant to making an investment decision. Any information which if announced to the public, would likely cause a change in the price of a security should be considered material. The following types of information are likely to be material: earnings, mergers and acquisitions, dividends and special dividends, product developments, licenses, changes in management, major litigation or regulatory action, and/or actions by prominent investors.

Nonpublic information - is information that has not been disclosed to the public. Information available from newspapers, magazines, radio, television, and/or news services is generally public information.

Restricted List - the list of securities, distributed by the Scudder Investments Legal Department, which employees may not purchase and/or sell either for their own personal accounts or for client accounts that they manage.

Firewall - a procedure designed to prevent the misuse of material, nonpublic information received by the firm in the course of its business.


Policy
------

It is the policy of ZSIJ to comply fully with all pertinent rules and regulations concerning the management of insider information. To ensure that insider information is properly managed, we have established the following procedures.


Insider Trading
---------------

Employees of ZSIJ may not transact in a security, either or a client or for their own personal account, while in possession of material, nonpublic information relating to the issuer of the security. This prohibition applies to trading on behalf of client accounts and personal accounts. In addition, employees may not convey material, nonpublic information about publicly traded issuers to others outside the company.

General Guidelines
------------------

ZSIJ employees may not transact in a security, on behalf of a client account or a personal account, while in possession of material, nonpublic information concerning the issuer of a security.

     a. ZSIJ employees who receive information which they believe may be material and nonpublic are required to contact the designated Insider Information Coordinator immediately. In such circumstances, employees should not share the information with other employees, including their supervisors. Employees should also not share the information with others outside of ZSIJ.

     b. Employees may not purchase or sell securities on the firm Restricted List absent a special exception from the Scudder Legal Department. Employees may not disclose the identities of issuers on the Restricted List to others outside of ZSIJ.

     c.   Employees  may  not  solicit  material,   nonpublic  information  from
          officers, directors or employees of public issuers.

     d. Employees may not knowingly transact in securities prior to trades made on behalf of clients, or prior to the publication of research relating to the security.

     e. Employees may not cause nonpublic information about a security to be passed across a firewall.


Restricted List
---------------

A. When changes are made to the firm wide Restricted List, Richard Biegen will communicate to all interested persons in the firm a memo indicating what issuers have been placed on the restricted list and therefore may not be traded either for a client account or personal account.

B. The Insider Information Coordinator must then communicate to the all ZSIJ staff the changes made to the restricted list, with a reminder that issuers on the restricted list should not be traded for client accounts or personal accounts.


--------------------------------------------------------------------------------
Part 4: Confidentiality

Our obligation as fiduciaries to act at all times in our clients' best interests requires that we share information concerning our clients -- including particularly information concerning their identities, holdings and account transactions -- with those outside the Firm only on a "need to know" basis. Accordingly, no member of the organization may discuss with, or otherwise inform others of, the identity of any client, or any actual or contemplated transaction for the account of a client, except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for a direct or indirect personal benefit.


--------------------------------------------------------------------------------
Part 5: Proprietary Rights of the Firm

When a member of the organization leaves the firm, for whatever reason, certain business principles and procedures should be observed. Some are obvious and inherent in the basic ethical relationship between any person and his or her firm. In our case, there are many additional constraints as a result of our being a confidential fiduciary in a field involving special ethical, regulatory and professional considerations.

By way of background, the firm does not wish to deter any individuals from furthering their careers, if they think their situation can be improved with another firm. But if any member of the organization does move on to another firm, he or she does so subject to those constraints.

The collective efforts of everyone at ZSIJ have contributed over a period of years to what our firm is today. This includes our recognized reputation as professional investors with a high sense of personal integrity and ethics. Many persons have contributed to the investment product we offer and have participated in the development of our roster of existing and prospective clients. The central principle is that the client has retained the firm, not any individual. Members of the firm should also understand that our clients and our employees are central to the value of the firm. Accordingly, while still an employee, and for at least six months after the departure (unless a longer period has been agreed to), departing members of the firm may not solicit clients to retain, or other firm employees to join, another investment management firm.

Any member of the organization must recognize that these elements of our business are the property of the firm and its clients. In addition, the firm has certain obligations not to disclose the confidential and proprietary information of third party suppliers. None of such materials or information may be removed from the firm or used in any way outside of ZSIJ either during or after association with the firm.

In brief, the actions of anyone in the organization or of any departing member of the organization are expected to be consistent with the spirit and intent of this memorandum which reasserts the fact that no one of us can take away, use or otherwise make available to a third party what belongs to the firm or its supplier.

For example, the following items are representative of the property of the firm or its suppliers and are not to be removed whether they are original documents, copies, tapes or reproductions of any kind:

               o Names, addresses, telephone numbers and other client contact and correspondence procedures.
               o Records and files of our clients' accounts including the computer database.
               o    Account operational procedures and instructions.
               o Asset listings for clients and prospects including cost prices, dates of acquisition and the like.
               o All firm research memoranda, procedures and files, including drafts thereof, as well as procedures, notes or tapes of research interviews, discussions, annual reports and company releases, brokers' reports, outside consultants' reports and any other material pertaining to investments.
               o All operating memoranda such as Standard Policy and Procedures memoranda, operations manuals, procedures and memoranda, and compliance checklists, manuals, procedures and memoranda.
               o All computer software programs, databases and related documentation pertaining to account or research operations, procedures or controls including access to and use of such programs.
               o Presentation materials (including drafts, memoranda and other materials related thereto) prepared for marketing purposes or client meetings, including computer software programs and documentation of third party suppliers.
               o All information pertaining to prospective clients including lists and contact logs.
               o Account performance data for all accounts that have been or are under the supervision of the firm.
               o Internal analyses, management information reports and worksheets such as marketing and business plans, profit margin studies, and compensation reviews.

These examples are only illustrative and not intended as all-inclusive. In addition, you are reminded of our long and strong tradition of confidentiality with respect to client affairs and the confidential information of third party suppliers and the representations we make to our clients and our suppliers in this regard.
In order to maintain the professional nature of the firm, we have an obligation to protect vigorously the rights of our clients and the firm. The firm may enforce these rights pursuant to appropriate judicial proceedings. Alternatively, the firm, in its discretion, may initiate arbitration or alternative dispute resolution proceedings in order to resolve any controversy or claim it may have arising out of or relating to this policy, or breach of it, and judgment on an award rendered by the arbitrator may be entered in any court having jurisdiction.

--------------------------------------------------------------------------------
Part 6: Gifts and Entertainment

I. Overview

It is appropriate for employees to maintain friendly but professional relationships with persons with whom ZSIJ conducts its business. These business counterparts may include persons who are associated with ZSIJ's vendors, contractors, providers of service, and members of the investment community. It is appropriate for employees to give and/or receive gifts, business meals and/or entertainment from such business counterparts, provided that they are not excessive in value or frequency. The good judgment of our employees and their supervisors is of paramount importance in ensuring compliance with this provision.

The company policy on Gifts and Entertainment is incorporated into the Code of Ethics by reference.

II. General Guidelines

a.   Employees may not accept gifts that are excessive in value or frequency.
b. The following types of transactions should be approved by a supervisor using Form 6 The Scudder Gift Form; See Section III):
          1. Gifts valued in excess of 5,000 Yen;
          2. Business meals valued in excess of 10,000 Yen; and
          3. Entertainment valued in excess of 10,000 Yen.
c. Invitations which involve the payment of substantial expenses generally should be avoided (See Part 2). Under most circumstances lodging and transportation charges should be considered the obligation of ZSIJ.
d. The frequency of invitations should also be taken into account, especially entertainment. Employees generally should not accept more than three invitations a year from any single individual, group or organization, subject to approval from a supervisor.
e. When analysts and product leaders accept broker invitations to research and investment meetings, an effort should be made to use firms on our "Approved List" or those which are bona fide candidates for the list. It is not good business practice to accept assistance and invitations from firms with which we are not likely to do business.
f. Employees may not accept gifts of cash. Employees may not accept gifts of favorable rates on financial transactions such as loans or brokerage commissions.


III. Reporting and Supervision

As described above, gifts valued at over $100 and the other items outlined in II
(b) hereof, must be approved by a supervisor. The supervisor must have a corporate title of Managing Director or Senior Vice President, and must be in the same department as the employee receiving the gift. The Scudder Gift Form (Form 6) must be completed within ten days of receipt of the gift. Completed gift forms are sent to the ZSIJ Compliance Officer. In addition, gifts subject to Form 6 must be reported on the Quarterly Personal Transaction Report.


--------------------------------------------------------------------------------
Part 7: Fiduciary and Corporate Activities


In many fiduciary and corporate activities, members of the organization are, or will become, engaged in responsible duties involving the expenditure of time and the application of information and experience which properly belong to the firm or are derived from the Scudder relationship. With certain exceptions referred to below, any compensation or profits from these activities are, accordingly, considered to be ZSIJ's income.


The Ethics Committee must give written approval to all existing or prospective relationships and activities as described below, and no new relationship should be initiated without written authorization on Form 7: Request For Approval of Fiduciary, Corporate or Other Outside Activity. In those instances when approval of a prospective fiduciary relationship, e.g., executor or trustee, has been given and the individual subsequently is in a position to qualify and act in the fiduciary capacity, that person is required to reapply for approval if the character of the activity changes. The same procedures should be followed as those for the approval of any fiduciary activity except that reference should be made to the earlier obtained approval under "Salient Facts" on the approval form.


Executorships


The duties of an executor are often arduous, time consuming and, to a considerable extent, foreign to our business. As a general rule, Scudder wishes to discourage acceptance of executorships by members of the organization. However, business considerations or family relationships may make it desirable to accept executorships under certain wills. In these instances follow the procedures set forth in Acting As Executor Under A Client's Will. In all cases (other than when acting as Executor for one's own spouse, or parent, or spouse's parent), it is necessary for the individual to have the written authorization of the firm to act as an executor. All such existing or prospective relationships should be reported in writing

Generally speaking, it is not desirable for members of the organization to accept executorships under the wills of persons other than a client, a spouse, or a parent. Authorization may be given in other situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual's responsibilities to ZSIJ. (For example, this may require the employment of an agent to handle the large amount of detail which is usually involved.) In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Trusteeships

It is recognized that individuals may be asked to serve as trustees of trusts that do not employ ZSIJ. As in the case of executorships, the firm will normally authorize individuals to act as trustees for trusts of their immediate family. Other trusteeships can conflict with our clients' interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Custodianships for Minors

It is expected that most custodianships will be for minors of an individual's immediate family. These will be considered as automatically authorized and do not require written approval of the firm. However, the written approval of ZSIJ is required for all other custodianships.

Directorships and Consultant Positions in Business Corporations

Occasionally, members of the organization are asked to serve as directors or consultants in business organizations. As a general policy, ZSIJ considers it inadvisable for such individuals to serve in these capacities. No such position may be accepted without the written authorization of the Ethics Committee or its designee. In the exceptional instances where such authorization is granted, the fees or other income resulting from such a relationship are to be turned over to ZSIJ (unless the firm decides otherwise) to compensate it for the resources made available. ZSIJ reserves the right to require that any member of the organization relinquish any outside business connection when it believes that such connection is unduly time consuming or conflicts with the interests of the firm or its clients.

Public and Charitable Positions

ZSIJ encourages members of the organization to take part in community activities and to take an active role in public and charitable organizations. The firm expects that when accepting such duties, members of the organization will consider possible conflicts of interest with our business as well as the demands that such positions make upon their time. Several examples of possible conflicts might be helpful.

When agreeing to serve in a public or charitable position, a member of the organization should clarify in advance in writing that he or she will not provide free continuous investment advice and management. This should be made particularly clear where Investment Committee responsibilities are considered. Serving without compensation on the Investment Committee of a charity which might appropriately employ ZSIJ would ordinarily not be in our best interest and prior written approval is required.

Another example of a possible conflict that should be avoided arises when a charity is involved in fund raising. Our work gives us access to detailed knowledge of each client's capacity to contribute and is compounded by the close relationship that should exist between consultant and client. For any member of the organization in the course of a charitable solicitation to take advantage of this confidential relationship -- or even to seem to do so -- would be unprofessional. Even under the best circumstances, the solicitation of a client by a member of the organization is awkward and discouraged.

Members of the  organization  should also make it clear in writing to the public or charitable organization that they will not participate in any search or selection process for a future investment adviser. It is expected that the participation of a member of the Scudder organization in a charitable organization will not preclude the firm from being a candidate for employment as investment counsel to that organization.

Outside Activities

The foregoing does not cover all situations in which a member of the organization may be in a position to realize financial gain that should be treated as belonging to ZSIJ. It is expected that opportunities for substantial compensation or profit from sources outside of the firm may, for example, be offered to a member of the organization by reason of his association with the firm or because of his investment and financial skill or experience. ZSIJ reserves the right to decide if such compensation or profit should be accepted and, if accepted, whether or not it should be turned over to ZSIJ. All such cases must be reported promptly in writing for Ethics Committee review and before they are operative.

New Employees

It is desirable that any fiduciary or corporate activities of a prospective employee be reviewed by ZSIJ prior to the conclusion of arrangements for employment. However, if such activities have not been reported prior to employment, they should be reported in writing as promptly as possible thereafter. It is recognized that there may be justification for treating such activities which ante-date the individual's association with the firm on a different basis than might otherwise apply. However, ZSIJ reserves the right to make what it considers an appropriate determination in each case. It also reserves the right to require that any employee give up any fiduciary or corporate activity which it finds in conflict with the best interests of the firm or any of its clients.

Written Approval

Where written approval is required, Form 7 should be filed with the Ethics Committee or its designee. A separate form should be filed for each trust, executorship and the like. Note that once an activity has been approved, no additional requests for approval need be filed unless the character of the activity changes.



--------------------------------------------------------------------------------

Part 8: External Communications

In our sales, marketing, client reporting and corporate communications activities, the Firm's products, services, capabilities, and past and potential accomplishments must be presented fairly, accurately and clearly. All marketing materials must be reviewed by the Global Compliance Group in accordance with firm policy. All press interviews must be cleared in advance by Corporate Communications. Reports to clients, including client account valuation and performance data, must be fair.



--------------------------------------------------------------------------------

Part 9: Reporting Apparent Violations

ZSIJ believes that maintaining a strong compliance culture is in the best interest of the firm and its clients, in that it helps both to maintain client and employee confidence, and to avoid the costs (both reputational and monetary) associated with compliance violations. While reducing compliance violations to a minimum is our goal, realistically speaking, violations may occur from time to time in an organization as large as ours. When violations occur, it is important that they be dealt with immediately by the appropriate members of the organization. We encourage all ZSIJ employees to report apparent compliance violations to the Director of Global Compliance Department. Violations that go unreported have the potential to cause far more damage than violations that are taken care of immediately upon discovery.

It is extremely important that apparent compliance violations be reported through the appropriate channels. The Legal Department should be contacted in all cases except cases involving potential violations of Human Resources policies, which should be reported directly to Human Resources. While resolving apparent compliance violations should virtually always involve the management of the business unit involved, it is not necessarily appropriate (nor is it required) that an employee report apparent violations to his or her manager, as well as to the Legal Department.

Reports of apparent compliance violations will be treated confidentially to the fullest extent possible. In no event will the firm tolerate retaliation against persons who report apparent compliance violations. We realize that employees may lack the training to distinguish actual from apparent compliance violations, and accordingly, the fact that a reported incident proves, after investigation, not to have involved a compliance violation will not result in any sanction against the reporter, provided that the report was made in good faith.


--------------------------------------------------------------------------------

Part 10: Condition of Employment or Service

Compliance with the Code of Ethics is a condition of employment or continued affiliation with ZSIJ and conduct not in accordance shall constitute grounds for actions including termination of employment or removal from office.

Employees must certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal transactions it requires to be disclosed or reported. (See Form 4:
Annual Acknowledgement of Obligations Under Code of Ethics). In addition, each year every member of the organization is required to file with the Legal Department a complete list of all fiduciary, corporate, and other relationships of the nature described in Part 7 above. The report is titled Form 8: Annual Review of Personal Activities and is attached to this memorandum.